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                                                                   EXHIBIT 10.18

Louis LaTorre
New York, NY

Dear Mr. LaTorre:

This Letter Agreement, when executed by both you and Fox Cable Networks Services, LLC (hereinafter referred to as "the Company"), will confirm the Agreement between you and the Company relating to your employment by the Company. Once effective this Agreement will supersede any and all prior agreements, whether express or implied, oral or written, between you and the Company relative to you employment with the Company.

1. (a) The Company hereby employs you for a period of four years and eight months, commencing November 1, 2000 and ending June 30, 2005 ("the Term"). If you continue in the employ of the Company after the end of the above Term, your employment shall be on an at-will basis at the weekly salary rate paid during your last regular pay period hereunder.

2. You shall perform such duties consistent with your position set forth in paragraph 3.(a), as are assigned to you from time to time (and agree to take such trips both within and outside the United States as shall be determined to be desirable) by the Company.

3. (a) You shall serve as President, Fox Cable Networks Group Sales. For purposes of this Agreement, Fox Cable Networks Group will be considered the set of businesses currently known as Fox Sports Networks (including the Fox Sports Regional Sports Networks, Fox Sports Net, and Fox Sports World),FX, FXM, Healtheon/WebMD, and National Geographic Channel. Additional networks/responsibilities may be added during the Term and/or networks/responsibilities may be reduced during the Term. You agree to serve in such capacities, or any other office of the Company or any of its affiliates, without additional compensation.

    (b) If you are elected a member of the Board of Directors or to any other office of the Company or any of its affiliates, you agree to serve in such capacity or capacities without additional compensation.

4. You hereby accept such employment and agree to devote the time and attention necessary to fulfill the duties of your employment hereunder.

5.  For your services hereunder, the Company will, during the term

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of your employment described in Paragraph 1.(a) hereof, on regular pay dates as then in effect under applicable Company policy, pay you at the rate of:

    (a) $665,000 per annum for the twelve month period from November 1, 2000 through June 30, 2001;

    (b) $720,000 per annum for the twelve month period from July 1, 2001 through June 30, 2002;

    (c) $850,000 per annum for the twelve month period from July 1, 2002 through June 30, 2003;

    (d) $950,000 per annum for the twelve month period from July 1, 2003 through June 30, 2004.

    (e) $1,050,000 per annum for the twelve month period from July 1, 2004 through June 30, 2005.

6.  In addition to the amounts to be paid to you pursuant to
Section 5, the Company shall provide the following:

    (a) You shall be eligible to participate in the Company's bonus and stock option programs in the same manner as comparable executives; provided, however, that payment of any bonus and/or granting of any stock options and the amount of any such payment and/or grant shall be entirely at the discretion of the Company.

    (b) The Company shall reimburse you, upon presentation of an expense statement, for all reasonable periodic dues for membership in a club.

    (c) You shall receive a car allowance in the net amount of $1100.00 per month.

7. (a) You agree that during the term of your employment, you will have no interest, directly or indirectly, in any motion picture or television program producing, distributing or exhibiting business, or in any broadcasting, cable or film laboratory business or in any related business other than the Company and its affiliates, and you will perform no services for any person, firm or corporation engaged in any such business. The foregoing does not prohibit your ownership of less than one percent (1%) of the outstanding common stock of any company whose shares are publicly traded.

    (b) Enclosed is a copy of the News Corporation Limited Standard of Business Conduct Statement. You agree to abide by the provisions of this statement at all times during your employment by the Company.

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8.  You will not during the term of your employment and for a period of two years thereafter, directly or indirectly, induce or attempt to induce any managerial, sales or supervisory employee of the Company or its affiliates to render services to any other person, firm or corporation.

9. (a) You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company's obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which you may create in connection with and during the term of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation hereunder). You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

    (b) All memoranda, notes, records and other documents made or compiled by you, or made available to you during the term of this Agreement concerning the business of the Company or its affiliates shall be the Company's property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. You shall keep in confidence and shall not use for yourself or others, or divulge to others, any information concerning the business of the Company or its affiliates which is not otherwise publicly available and which is obtained by you as a result of your employment, including but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, unless disclosure is permitted by the Company or required by law.

    (c) The Company shall have the right to use your name, biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

    (d) The covenants set forth above in this paragraph shall survive the termination of this Agreement.

10. You shall be eligible to participate in all employee benefit plans of the Company to the extent available to other comparable employees of the Company, and your eligibility to participate in such plans shall be governed by the rules applicable to comparable executives.

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11. The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage. You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief to prevent a breach of this Agreement by you. Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

12. Any prior agreements that do not relate to your current employment, including but not limited to any Consulting Agreement, Business Agreement, Development Agreement, Production Agreement, General Release, and Settlement Agreement shall remain in full force and effect, notwithstanding this Agreement.

13. In consideration of the making of this Agreement, as well as of the other consideration stated herein, you expressly agree that any contract, agreement or understanding between you and the Company with respect to severance or termination pay, notice of severance or termination, or pay in lieu of notice of severance or termination previously extended to you whether by way of contract, letter, or Company termination policy, is hereby rescinded. You further agree that if you continue in the employ of the Company after the end of this Agreement, your employment may be terminated in accordance with the provisions of such then existing Company policies as may then be in effect applicable to comparable executives of the Company.

14. This Agreement shall be governed by the laws of the State of California applicable to contracts performed entirely therein.
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15. This Agreement shall inure to the benefit of the successors and general assigns of the Company and to the benefit of any other corporation or entity which is a parent, subsidiary or affiliate of the Company to which this Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.

                         Sincerely,

                         Fox Cable Networks Services, LLC


                         By /s/ Jeff Shell
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                           Jeff Shell
                           President & Chief Executive Officer
                           Fox Cable Networks Group

                                December 18, 2000
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                           Date


THE FOREGOING IS AGREED TO:

/s/ Louis LaTorre
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Louis LaTorre

November 28, 2000
-------------------------
Date

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